Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for the periods indicated gives effect to Jarden’s acquisition of K2 effective August 8, 2007.

The unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 are based on the historical financial statements of Jarden and K2, using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Prior to 2007, K2 maintained its books using a 52/53 week year ending on the last Sunday of December. For purposes of the consolidated financial statements, the year end is stated as of December 31. Fiscal year 2006 includes 53 weeks.

The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on certain estimates and assumptions as set forth in the notes to such information. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had Jarden and K2 filed consolidated income tax returns during the periods presented.

Pro forma adjustments are necessary to reflect the purchase price, the new debt and equity structure and to adjust K2’s net tangible and intangible assets and liabilities to preliminary estimated fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, interest expense and the income tax effects related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on Jarden and K2 managements’ estimates of the fair value of the assets to be acquired and liabilities to be assumed. The preliminary work performed by independent valuation specialists has been considered in Jarden and K2 managements’ estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements.

The final purchase price allocation will be completed after asset and liability valuations are finalized. A final determination of these fair values will include Jarden and K2 managements’ consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of K2 that exist as of the effective date of the transaction. Any final adjustments may change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements presented herein. Amounts preliminarily allocated to and the estimated useful lives of intangible assets with indefinite and definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets. Estimates related to the determination of the lives of the assets acquired may also change, which could result in a material increase or decrease in depreciation or amortization expense.

The unaudited pro forma condensed combined balance sheet is presented as if the transaction had been completed on June 30, 2007 and combines the historical unaudited balance sheet of Jarden at June 30, 2007 and the historical unaudited balance sheet of K2 at June 30, 2007.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and for the six months ended June 30, 2007 are presented as if the transaction had been completed on January 1, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the historical results of Jarden and K2 for the year ended December 31, 2006. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 combines the historical results of Jarden and K2 for the six months ended June 30, 2007.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Jarden’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as well as K2’s Annual Report on Form 10-K for the year ended December 31, 2006 and the final information provided in Exhibit 99.1 on this Form 8 K/A.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated financial condition or results of operations of the combined company that would have been reported had the transaction been completed as of the dates presented and should not be considered as representative of the future consolidated financial condition or results of operations of the combined company.

As a result of the transaction or in subsequent periods, Jarden expects to incur costs for exiting certain redundant activities. Exit costs related to K2 operations will be recorded as an additional cost of the acquisition to the extent such costs qualify in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Costs related to Jarden’s severance and facility charges will be recorded in future combined statements of operations. Some of these costs, primarily severance and lease termination costs, will result in future cash payments, the timing of which may exceed one year from the effective date of the transaction. No adjustment has been made to the pro forma information presented herein to reflect these potential actions, as the costs are not currently determinable. Jarden expects to expend a substantial amount of effort evaluating facilities, finalizing valuations of tangible and intangible assets and determining appropriate employment levels. Although preliminary plans are currently being formulated, Jarden does not expect such estimates and plans to be finalized until subsequent to the effective date of the transaction. If and when the costs of such plans become estimable and meet the criteria of EITF 95-3, the preliminary amount and allocation of consideration will be adjusted to reflect the estimated costs of such actions.

Jarden is in the process of identifying pre-transaction contingencies, if any, where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available that would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation.

As part of the transaction, Jarden incurred additional indebtedness and a significant portion of K2’s debt was refinanced.

The income tax rate applied to the pro forma adjustments is 39.5%, the preliminary statutory rate, and all other tax amounts are stated at their historical amounts as the combined company’s overall effective tax rate has not yet been determined.

No material pro forma adjustments were required to conform K2’s accounting policies to Jarden’s accounting policies. Certain reclassifications have been made to conform the Jarden and K2 historical amounts to the pro forma presentation.

In April 2007, Jarden announced the acquisition of Pure Fishing, Inc. The consideration for the purchase included $300 million in cash, a $100 million five-year note with a 2% coupon and a warrant exercisable into Jarden common stock with an initial strike price of $45.32. Pro forma disclosure of the impact of this acquisition has been excluded because it is not material to Jarden’s consolidated financial position and statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

OF JARDEN AND K2

AS OF JUNE 30, 2007

(in millions)

	Jarden (a)	K2 (a)	Pro Forma Adjustments		Pro Forma
Assets:
Cash and cash equivalents	$87.7	$19.1	$29.3	(b)	$136.1
Accounts receivable, net	612.9	295.4	—		908.3
Inventories	800.3	434.2	112.9	(e)	1,347.4
Deferred income taxes	98.0	17.5	(34.3	)(f)	81.2
Prepaid expenses and other current assets	83.2	28.1	—		111.3

Total current assets	1,682.1	794.3	107.9		2,584.3

Property, plant and equipment, net	380.2	145.5	—		525.7
Goodwill	1,409.1	128.1	110.0	(c)	1,647.2
Intangibles, net	813.1	123.2	116.7	(g)	1,053.0
Other assets	64.6	20.6	(35.4	)(i)	49.8

Total assets	$4,349.1	$1,211.7	$299.2		$5,860.0

Liabilities:
Short-term debt and current portion of long-term debt	$95.7	$17.0	$191.2		$303.9
Accounts payable	350.9	90.3	—		441.2
Accrued salaries, wages and employee benefits	84.5	31.1	—		115.6
Income taxes payable and current deferred income taxes	13.9	16.4	—		30.3
Other current liabilities	259.8	98.7	3.5	(h)(i)	362.0

Total current liabilities	804.8	253.5	194.7		1,253.0

Long-term debt	1,778.8	373.4	412.9	(h)	2,565.1
Deferred income taxes	249.3	15.3	42.2	(f)	306.8
Other liabilities	216.9	24.4	—		241.3

Total liabilities	3,049.8	666.6	649.8		4,366.2

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	0.7	50.5	(50.5	)(d)	0.7
Additional paid-in capital	1,019.0	534.8	(335.1	)(d)	1,218.7
Retained earnings (deficit)	278.8	(29.1)	23.9	(d)	273.6
Accumulated comprehensive income (loss)	34.7	(1.7)	1.7	(d)	34.7
Treasury stock	(33.9)	(9.4)	9.4	(d)	(33.9)

Total stockholders’ equity	1,299.3	545.1	(350.6)		1,493.8

Total liabilities and stockholders’ equity	$4,349.1	$1,211.7	$299.2		$5,860.0

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Certain reclassifications have been made to the historical presentation of Jarden and K2 financial information in order to conform to the pro forma condensed combined presentation.

(b) Represents estimated sources and uses of funds as follows (in millions):

Sources of funds:
New financing	$891.2

Total sources	$891.2

Uses of funds:
Purchase of K2—Cash paid of $10.85 for each share of K2 common stock	516.7
Purchase of K2 stock options and restricted share awards — cash portion	16.9
Refinancing of existing K2 debt, including make-whole premium and accrued interest	312.2
Estimated transaction fees and expenses related to equity (see note d)	5.2
Estimated debt issue costs—new financing	3.9
Estimated direct transaction fees and expenses	7.0

Total uses	$861.9

Net source of historical cash	$29.3

(c) Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to K2’s tangible and intangible assets and liabilities based on their estimated fair values as of the effective date of the transaction. The preliminary estimated consideration is allocated as follows:

Calculation of consideration (in millions):
Purchase of K2—Exchange of each share of K2 common stock for 0.1118 of a share of Jarden common stock (1)	$184.4
Purchase of K2—Cash paid of $10.85 for each share of K2 common stock (2)	516.7
Jarden investment in K2 (3)	31.1
Purchase of K2 stock options and restricted share awards (4)	22.7
Assumption of K2 warrants (5)	1.5
Debt make-whole payment (6)	15.4
Beneficial conversion component—K2 $70 million Convertible Notes (7)	8.0
Estimated direct transaction fees and expenses (8)	7.0

Total consideration	$786.8

Preliminary Allocation of Consideration (in millions):
K2 book value of net assets (see note d)	$545.1
Initial purchase allocation adjustment	786.8
Adjustments to historical net book values:
Inventories (see note e)	112.9
Intangible assets (see note g)	116.7
Other current liabilities (see note h)	(11.4)
Long-term debt (see note h)	(1.8)
Deferred debt issue costs (see note i)	(8.2)
Current deferred tax liability (see note f)	(34.3)
Non-current deferred tax liability (see note f)	(42.2)

Adjustment to goodwill	$110.0

(1)	Represents the value of the approximately 5.3 million shares of Jarden common stock issued to K2 stockholders at an assumed price of $34.64 per share, which was calculated using the average of the closing stock price of a share of Jarden common stock on the NYSE during the five-day trading period ending two trading days after the date that the number of shares of Jarden common stock to be received by K2 stockholders was finalized, which was August 6, 2007 or two days prior to the effective date of the transaction.

(2)	Represents cash consideration of $10.85 per share of K2 common stock based on approximately 47.6 million shares of K2 common stock outstanding as of the date of the effective date of the transaction (August 8, 2007).

(3)	Represents the cost of approximately 2.1 million shares of K2 owned by Jarden at June 30, 2007.

(4)	Represents the consideration paid to extinguish K2 restricted share awards and K2 stock options whose exercise price was less than the per share consideration of $14.67. This stock option consideration is calculated as the estimated per share consideration of $14.67 less the weighted average exercise price of these K2 stock options multiplied by the total number of the stock options outstanding. This restricted share award consideration is calculated as the per share consideration of $14.67 multiplied by the total number of the restricted share awards outstanding.

Components of the cash and stock consideration are allocated as follows (in millions):	Stock Options	Restricted Share Awards	Total
Cash paid	$11.4	$5.5	$16.9
Issuance of Jarden common stock	3.9	1.9	5.8

Total	$15.3	$7.4	$22.7

(5)	Represents the estimated fair value of the K2 warrants (“warrants”) assumed by Jarden in connection with the transaction. Subsequent to the effective date of the transaction, upon exercise thereof, the warrants will entitle the holder to receive the merger consideration that would have been issuable with respect to the number of shares of K2 common stock underlying the warrants immediately prior to the effective date of the transaction. The estimated fair value is based upon the exercise price of the warrants, the assumed Jarden share price of $34.64 (see Note 1) and the number of shares issuable upon exercise of the warrants. The warrants have a remaining contractual term of approximately three years. These warrants were exercised on August 21, 2007.

(6)	Represents the estimated premium to be paid to retire $199 million aggregate principal amount of K2’s Senior Notes due 2014 bearing 7.375% interest and $5 million aggregate principal amount of K2’s Convertible Notes.

(7)	Represents the estimated beneficial conversion component related to the fair value of $70 million of K2’s Convertible Notes (see note d).

(8)	Represents estimated direct transaction costs incurred or to be incurred by Jarden, including financial advisory, legal, accounting and other costs.

(d) Represents adjustments to reflect the elimination of the historical equity of K2 totaling $545.1 million; the issuance of $199.7 million of new Jarden equity, including the fair value of the assumed warrants and beneficial conversion component of $70 million of K2’s Convertible Notes; and approximately $5.2 million related to advisory fees to be paid by K2.

(e) Represents the estimated purchase accounting adjustment of $112.9 million to capitalize manufacturer’s profit in inventory. This amount was estimated as part of the initial assessment of the fair value of assets to be acquired and liabilities to be assumed. This adjustment is preliminary and is based on Jarden and K2 managements’ estimates.

(f) Reflects the estimated impact of the purchase accounting adjustments (see note c) on deferred tax assets and liabilities. These estimates are based on the statutory tax rate of 39.5%.

(g) The pro forma amount for other intangibles of approximately $240 million represents an increase of $116.7 million as a result of increasing the historical book value to a preliminary estimate of fair value. Of this total, amortizable intangible assets consist of $25.0 million allocated to customer and distributor relationships to be amortized over 11.0 years; $15.0 million allocated to patents and technology to be amortized over 4.0 years; and $2.4 million allocated to brand names, trade names and trademarks to be amortized over 4.0 years. This adjustment is preliminary and is based on Jarden and K2 managements’ estimates and the preliminary work of independent valuation specialists. The actual adjustment may differ materially and will be based on final valuations.

Approximately $197.5 million has been preliminarily allocated to intangible assets with indefinite lives, consisting primarily of the various brand names, trade names and trademarks under which K2 does business. The assumption used in the preliminary valuation is that these intangibles will not be amortized and will have indefinite remaining useful lives based on many factors and considerations, including name awareness and the assumption of continued use of the K2 and related brands as part of the marketing strategy of the combined company. These assumptions and adjustments are preliminary and are based on Jarden and K2 managements’ estimates and the preliminary work of independent valuation specialists. The actual adjustment may differ materially and will be based on final valuations.

(h) Represents the adjustments necessary to record the new Jarden debt, refinance certain historical K2 debt, adjust $70 million of K2’s Convertible Notes to estimated fair value and accrue for estimated change of control payments. The composition of the adjustment is as follows (in millions):

Issuance of new debt (1)	$891.2
Refinancing of existing K2 debt, including accrued interest (2)	(296.8)
Fair value of K2 $70 million Convertible Notes	1.8
Change of control payments	11.4

$607.6

Balance sheet allocation:
Other current liabilities	$3.5
Short-term debt and current portion of long-term debt	191.2
Long-term debt	412.9

$607.6

(1)	New Jarden debt is comprised of floating rate debt. The estimated weighted average effective interest rate and weighted average remaining term are approximately 7.25% and 5 years, respectively.

(2)	Refinanced K2 debt consists of the following:

Description	Maturity	Balance at 6/30/2007 (*)	Interest Rates
$200 million 7.375% Senior notes	7/1/2014	$199.0	7.375%
$270 million five-year revolving credit line	2/21/2011	85.0	LIBOR+1.375%
Convertible Notes	6/15/2010	5.0	5.0%
Accrued interest	—	7.8	—

Total		$296.8

(*)	As of the effective date of the transaction, the actual balance of the K2 debt that was refinanced was approximately $325 million.

(i) Other Assets—Adjustment reflects the elimination of Jarden’s investment in K2 of $31.1 million (See Note 3), the elimination of K2’s historical debt issue costs of $8.2 million, offset by the additional deferred financing costs of $3.9 million related to the issuance of new Jarden debt.

Other Current Liabilities—Adjustment reflects the payment of accrued interest related to the refinancing of existing K2 debt and the accrual of change of control payments (see note h).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF JARDEN AND K2

YEAR ENDED DECEMBER 31, 2006

(in millions, except per share data)

	Jarden	K2 (a)	Pro Forma Adjustments		Pro Forma (b)
Net sales	$3,846.3	$1,394.6	$—		$5,240.9
Cost of sales	2,904.0	901.3	—		3,805.3
Selling, general and administrative expenses	604.9	407.9	0.7	(c)(d)	1,013.5
Reorganization and acquisition-related integration costs, net	36.8	—	—		36.8

Operating earnings	300.6	85.4	(0.7)		385.3
Interest expense, net	112.6	29.4	41.9	(e)	183.9
Loss on early extinguishment of debt	—	1.2	—		1.2
Other income	—	(3.8)	—		(3.8)

Income before taxes	188.0	58.6	(42.6)		204.0
Income tax provision (benefit)	82.0	20.9	(16.8	)(f)	86.1

Net income	$106.0	$37.7	$(25.8)		$117.9

Earnings per share:
Basic	$1.62			(g)	$1.66
Diluted	$1.59			(g)	$1.64
Weighted average shares outstanding:
Basic	65.4			(g)	71.0
Diluted	66.5			(g)	72.1

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF JARDEN AND K2

SIX MONTHS ENDED JUNE 30, 2007

(in millions, except per share data)

	Jarden	K2 (a)	Pro Forma Adjustments		Pro Forma (b)
Net sales	$1,871.0	$688.1	$—		$2,559.1
Cost of sales	1,406.6	463.1	—		1,869.7
Selling, general and administrative expenses	341.8	212.5	(2.2	)(c)(d)	552.1
Reorganization and acquisition-related integration costs, net	18.5	—	—		18.5

Operating earnings	104.1	12.5	2.2		118.8
Interest expense, net	57.7	14.3	21.3	(e)	93.3
Loss on early extinguishment of debt	15.7	—	—		15.7
Other income	—	(0.1)	—		(0.1)

Income before taxes	30.7	(1.7)	(19.1)		9.9
Income tax (benefit) provision	12.6	(0.6)	(7.5	)(f)	4.5

Net income	$18.1	$(1.1)	$(11.6)		$5.4

Earnings per share:
Basic	$0.26			(g)	$0.07
Diluted	$0.25			(g)	$0.07
Weighted average shares outstanding:
Basic	69.3			(g)	74.9
Diluted	71.2			(g)	76.8

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a) Certain reclassifications have been made to the historical presentation of K2 financial information in order to conform to the pro forma condensed combined presentation.

(b) The pro forma statements of operations do not reflect the following: an estimated $112.9 million non-recurring charge to cost of sales that will be incurred as the capitalized manufacturer’s profit in inventory under purchase accounting is recorded as those inventories are sold following the close of the transaction; and a charge of approximately $5.2 million related to advisory fees incurred by K2, of which $2.3 million were included in K2’s results of operation for the six months ended June 30, 2007 (see note c). These charges are directly attributable to the transaction, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company.

(c) Represents pro forma adjustments required to eliminate the following: amortization of actuarial deferred gains and losses of the K2 pension benefit obligations of $0.7 million for the year ended December 31, 2006 and $0.3 million for the six months ended June 30, 2007; and the elimination of $2.3 million of advisory fees incurred by K2 (see note b).

(d) Represents a pro forma adjustment to reflect incremental amortization resulting from fair value adjustments to amortizable intangible assets. The amount of this adjustment and the assumptions regarding useful lives are preliminary and based on Jarden and K2 managements’ estimates and the preliminary work of independent valuation specialists as they relate to the underlying fair values and useful lives. The actual adjustment may differ materially and will be based on final valuations and final determination of useful lives.

	Fair Value	Useful Life	Pro Forma Annual Amortization	Six Months Ended June 30, 2007 K2 Amortization	Year Ended December 31, 2006 K2 Amortization
	(in millions)
Amortizable intangibles:
Customer and distributor relationships	$25.0	11.0	$2.3
Patents	15.0	4.0	3.7
Brand names, trade names and trademarks	2.4	4.0	0.6

Total amortizable intangibles	$42.4

Indefinite-lived intangibles:
Brand names, trade names, and trademarks	$197.5		—

Total amortization			$6.6	$2.9	$5.2

Pro forma adjustment to amortization				$0.4	$1.4

(e) Reflects pro forma interest expense adjustment for the six months ended June 30, 2007 and for the year ended December 31, 2006, to reflect the debt structure resulting from the transaction based on current interest rates:

	2007	2006
	(in millions)
Interest expense on new debt (1)	$32.9	$65.8
Pro forma interest on K2 $70 million Convertible Notes	1.4	2.9
Amortization of estimated debt issue costs (2)	0.5	1.0

Pro forma total interest expense (3)	34.8	69.7
Less: K2 historical interest expense on refinanced debt	(13.5)	(27.8)

Pro forma adjustment	$21.3	$41.9

(1)	Reflects a pro forma weighted average interest rate of approximately 7.25%.
(2)	Amortized over a weighted average life of approximately 5 years.
(3)	A 0.125% change in interest rates would change the pro forma interest expense by approximately $1.1 million.

(f) Reflects the pro forma tax effect of the above adjustments at an estimated combined statutory tax rate of 39.5%.

(g) The pro forma earning per share calculation for the six months ended June 30, 2007 and for the year ended December 31, 2006 is as follows:

(in millions, except per share data)	2007	2006
Pro forma net income	$5.4	$117.9
Add: interest expense on K2 $70 million Convertible Notes, net of tax (1)	—	—

Pro forma net income as adjusted	5.4	117.9

Weighted average shares outstanding:
Basic:
Jarden—as reported	69.3	65.4
Shares issued to purchase K2	5.3	5.3
Shares issued to purchase K2 stock options and restricted share awards	0.2	0.2
Shares issued upon exercise of warrant	0.1	0.1

Basic—As adjusted	74.9	71.0

Diluted:
Jarden—as reported	71.2	66.5
Estimated shares issued to purchase K2	5.3	5.3
Shares issued to purchase K2 stock options and restricted share awards	0.2	0.2
Shares issued upon exercise of warrant	0.1	0.1

Diluted—As adjusted	76.8	72.1

Pro forma earnings per share:
Basic	$0.07	$1.66
Diluted	$0.07	$1.64

(1)	Excluded for both periods as the effect would be antidilutive.